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                                   EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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

                                                             Three Quarters Ended
                                                               April 2, April 3,
                                                             1999            1998
                                                           -------         -------
                                                    (Millions of Dollars, Except Ratios)

EARNINGS:
Net income . . . . . . . . . . . . . . . . . . . . .       $122.6           $156.2
Plus:  Income taxes. . . . . . . . . . . . . . . . .         63.1             80.5
       Fixed charges . . . . . . . . . . . . . . . .         80.7             73.5
       Amortization of capitalized interest. . . . .          1.0               .9
Less:  Interest capitalized during the period. . . .          (.2)            (6.3)
                                                           ------           ------
                                                           $267.2           $304.8
                                                           ======           ======

FIXED CHARGES:
Interest expense . . . . . . . . . . . . . . . . . .       $ 63.9           $ 53.2
Plus:  Interest capitalized during the period. . . .           .2              6.3
       Portion of rents deemed representative of the
        interest factor. . . . . . . . . . . . . . .         16.6             14.0
                                                           ------           ------
                                                           $ 80.7           $ 73.5
                                                           ======           ======

RATIO OF EARNINGS TO FIXED CHARGES . . . . . . . . .         3.31             4.15
                                                           ======           ======


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